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                                                                    EXHIBIT 23.3

The Board of Directors
Morgan & Banks Limited
Level 11, Grosvenor Place
225 George Street
SYDNEY, NSW 2000

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

    We hereby consent to the incorporation by reference in previously filed Registration Statements (No. 333-81843, 333-63631, 333-50699, and 333-18937) of
TMP Worldwide Inc. and Subsidiaries of our report dated April 15, 1999, relating to the consolidated balance sheets of Morgan & Banks Limited as at December 31, 1998, the consolidated profit and loss statements for the years ended
December 31, 1998 and March 31, 1998 and cash flow statements for the nine month period ended December 31, 1998 and the year ended March 31, 1998.

Sydney Australia
March 27, 2000

/s/ PANNELL KERR FORSTER
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PANNELL KERR FORSTER